Exhibit 99.1
TETRA TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND TOTAL YEAR 2023 RESULTS

•Fourth quarter revenue of $153.1 million increased 4% year-over-year.
•Fourth quarter net loss before discontinued operations was $4.2 million and net loss per share was $0.03. Adjusted net income from continuing operations was $3.8 million, an improvement of 51% year-over-year. Adjusted net income per share was $0.03. Total year 2023 income from continuing operations was $25.5 million, a 235% increase versus 2022.
•Fourth quarter Adjusted EBITDA of $24.1 million increased 19% year-over-year. Total year Adjusted EBITDA was $106.8 million, a 37% increase versus 2022.
•Fourth quarter net cash provided by operating activities was $19 million while adjusted free cash flow was $20 million. Total year 2023 net cash provided by operating activities was $70 million, an improvement of $51 million year-over-year. Adjusted free cash flow for 2023 was $41 million, an improvement of $62 million year-over-year.

THE WOODLANDS, Texas, February 27, 2024 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced fourth quarter and total year 2023 results.

Brady Murphy, TETRA’s President and Chief Executive Officer, stated, "2023 was a historical year for TETRA with numerous financial records and strategic milestones achieved that will have a significant impact for the Company for years to come. Financial highlights for the year include 2.4 times growth in income from continuing operations, 37% growth in Adjusted EBITDA, 710 basis points improvement in return on net capital employed to 20.5%1, 2.7 times improvement in cash flow from operations and a conversion rate of nearly 40% of Adjusted EBITDA to adjusted free cash flow. Excluding the impact of working capital, our total year 2023 adjusted free cash flow was the highest since 2015 demonstrating progress on generating cash. As of December 2023, our net leverage ratio was 1.13X and liquidity was $126 million. Recent strategic milestones achieved include: the Arkansas Oil and Gas Commission (“AOGC”) unanimously approving the 6,138-acre Evergreen Brine Unit, a combination of TETRA and Saltwerx (a wholly owned subsidiary of ExxonMobil) brine leases for the purpose of future bromine and lithium production, and completing a lithium and bromine resource report for the Evergreen Brine Unit. Due to the richness of the lithium concentration and the favorable Smackover reservoir properties, the resource report estimated 22 tons per acre of total lithium resources for the Evergreen Brine Unit, which is believed to be the highest to date of any lithium brine resource in the U.S. for which a SK-1300, NI-43-101 or JORC-compliant technical report summary has been published. We also completed the engineering design for our first commercial produced water beneficial re-use project with a planned deployment later this year. And in January 2024, we further strengthened our balance sheet by refinancing, extending, and expanding our term loan, at a more attractive interest rate than our prior term loan. We enter 2024 with a strong and growing base business, a solid balance sheet, over $200 million of liquidity (following the term loan refinancing and inclusive of a $75 million delayed draw feature to fund our bromine project), with a constructive outlook for our products and services. We anticipate further growth in 2024 and expect to continue to generate strong free cash flow from our base business to fund investments in our Arkansas projects. The combination of these plus advances with our produced water beneficial re-use solution, our Arkansas resource position and strategic partnerships provides us the opportunity to continue to drive long-term shareholder value.”

Fourth Quarter Results

Fourth quarter 2023 revenue of $153 million increased 1% from the third quarter of 2023 reflecting the early production facility (“EPF”) sale in Argentina, partially offset by lower than usual onshore year-end activity in the United States and some customer year-end inventory de-stocking for our industrial chemicals business. Net loss before discontinued operations was $4.2 million, inclusive of $8.0 million of non-recurring charges and expenses and compares to net income from continuing operations of $5.5 million in the third quarter of 2023, inclusive of $3.7 million of non-recurring charges and expenses. Net loss per share from continuing operations in the fourth quarter was $0.03 and compares to net income per share of $0.04 in the third quarter of 2023. Adjusted net income per share from continuing operations was $0.03 in the fourth quarter, which compares to $0.07 in the third quarter 2023.

Fourth quarter Adjusted EBITDA of $24.1 million increased 19% year-on-year from $20.3 million in the fourth quarter of 2022 but decreased 7% from $26.1 million in the third quarter of 2023 reflecting a good cash generating EPF sale in Argentina but lower year-end onshore and industrial chemicals activity. Fourth quarter results included unrealized mark-to-market gains on investments of $0.7 million. Excluding these unrealized gains on investments, Adjusted EBITDA for the fourth quarter of 2023 was $23.4 million (15.3% of revenue) and was up 13% year-on-year.

Fourth quarter cash flow from operating activities was $18.9 million and compares to a use of cash of $7.0 million in the fourth quarter of 2022 and to cash flow from operating activities of $14.0 million in the third quarter of 2023. Adjusted free cash flow was $20.1 million in the fourth quarter of 2023 and compares to a use of cash of $14.2 million in the fourth quarter of 2022 and to cash flow of $7.1 million in the third quarter of 2023. Working capital at the end of year was $104 million and compares to $110 million at the end the third quarter of 2023 and to working capital of $101 million at end of 2022. Working capital is defined as current assets, excluding cash and restricted cash, less current liabilities.

Brady Murphy, further stated, "Our Water & Flowback Services business experienced the first slowdown in many quarters, as several customers paused activity over the holidays; we believe in large part because many achieved production targets well ahead of year-end. This combined with some year-end customer destocking activity in our industrial chemicals business resulted in lower activity and lower Adjusted EBITDA compared to the third quarter. However, as we look to the first half of 2024, including our traditional northern Europe seasonal industrial chemicals ramp up in the second quarter, we are seeing a strong recovery in our chemicals business, continued strong activity in our offshore completion fluids business and modest growth in our Water & Flowback Services segment.

Water & Flowback Services revenue for the fourth quarter was $81 million up $2.3 million (3.0%), quarter-over-quarter but declined $1 million (1%) year-on-year. Excluding the EPF sale in Argentina, fourth quarter revenue would have been $75 million. Income before taxes was $2.9 million while Adjusted EBITDA of $11.3 million declined $0.8 million (7%) year-on-year. Excluding the EPF sale, Adjusted EBITDA margins would have been 15% for the fourth quarter, down 400 basis points sequentially due to the lower year-end activity. For the total year, our Water & Flowback Services revenue grew by $33 million (12%) while income before taxes increased by $10 million (64%) and Adjusted EBITDA increased $10 million (23%), yielding an Adjusted EBITDA fall-through of nearly 30% for the year. Total year Water & Flowback Services revenue of $313 million exceeded our total year 2018 revenue with strong Adjusted EBITDA margins, despite 50% lower active frac fleets reflecting our technology and automation initiatives.

“As reported last quarter, we sold one of the three EPFs in Argentina to the operator for an amount of more than $5 million, with all the cash proceeds received in October. We completed an EPF expansion project in January for the same customer and will continue to operate and maintain the EPF for a fixed monthly fee.

“We recently completed the engineering design for our first produced water desalination plant for beneficial re-use applications and are in advanced commercial discussions with one of the largest North America shale producers for their beneficial re-use project which we expect to have awarded shortly. We are also in negotiations with the same customer for a second project, in the Permian Basin, for a commercial demonstration pilot project.

“Completion Fluids & Products also experienced a year-end slowdown driven by industrial chemicals, as several customers went through destocking activities. This also appears to be a seasonal event as activity has rebounded sharply to start the year and we expect the first half of 2024 to be above the second half of 2023. Completion Fluids & Products fourth-quarter 2023 revenue of $73 million decreased $0.7 million (1%), from the third quarter of 2023 but increased $6.3 million (10%) from the fourth quarter of 2022. Income before taxes was $11.0 million in the fourth quarter (15.1% of revenue) compared to $16.9 million (23% of revenue) in the third quarter of 2023. Adjusted EBITDA of $18 million decreased $2.6 million sequentially. Completion Fluids & Products Adjusted EBITDA margins were 25.3% in the fourth quarter compared to 28.6% in the third quarter of 2023 as margins were impacted by lower utilization and lower production volumes. The fourth quarter included $0.6 million in unrealized mark-to-market losses from investments. Excluding unrealized mark-to-market losses from investments, Adjusted EBITDA margins were 26%. For the total year, Completion Fluids & Products revenue grew by $40 million (15%) while income before taxes increased by $21 million (37%) and Adjusted EBITDA increased $22 million (32%), yielding an Adjusted EBITDA fall-through of nearly 55%. Total year Completion Fluids & Products revenue of $313 million is the highest since 2015 when we completed two large TETRA CS Neptune® projects in the Gulf of Mexico. Total revenue attributed to offshore projects increased 11% year-over-year. We anticipate further growth in 2024 as our pipeline of offshore projects continues to build.

“In January 2024, Eos Energy Enterprises, Inc. ("Eos") announced that it expanded its partnership with TETRA and designated TETRA as its preferred strategic supplier for the full electrolyte products for Eos’ Z3™ long duration energy storage cube. This new agreement expands TETRA’s participation to provide a minimum of 75% of Eos’ total electrolyte demand going forward. Having recently visited Eos’ automated battery assembly line being designed and tested in Milwaukee, we are pleased to see the progress and expect to see a material ramp up in electrolyte deliveries during the second half of 2024.

“During January we updated the previously reported resources report for bromine and lithium in Arkansas. The updated resources report, which now includes measured resources, in addition to indicated and inferred resources, resulted in 3 times more volume of lithium versus what was in the previous report, and slightly higher bromine resources. With TETRA’s current liquidity, including the $75 million delayed draw feature and anticipated 2024 and 2025 free cash flow, TETRA believes it has secured the required capital to advance its bromine processing facility, subject to a final investment decision. TETRA continues to work on completing a Front-End Engineering and Design study (“FEED”) for the lithium processing facility project and a detailed engineering study for the bromine processing facility, which are expected to be completed late in the first quarter of 2024 or early in the second quarter of 2024.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted earnings per share from continuing operations, adjusted EBITDA, and adjusted EBITDA margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted income/(loss) from continuing operations, adjusted free cash flow from continuing operations, and net debt. Please see Schedules D through J for definitions and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

1     Return on net capital employed is earnings before interest and taxes divided by average net capital employed. See Schedule J.

A summary of key financial metrics for the fourth quarter are as follows:

Fourth Quarter 2023 Results
	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(in thousands, except per share amounts)
Revenue	$153,126	$151,464	$147,448
Income (loss) before discontinued operations	(4,239)	5,468	(1,829)
Adjusted EBITDA before discontinued operations	24,142	26,059	20,341
GAAP income (loss) earnings per share from continuing operations	(0.03)	0.04	(0.01)
Adjusted net income per share from continuing operations	0.03	0.07	0.02
GAAP net cash provided by (used in) operating activities	18,875	13,974	(6,991)
Adjusted free cash flow from continuing operations	$20,073	$7,073	$(14,228)

Free Cash Flow and Balance Sheet

At the end of the fourth quarter, unrestricted cash was $52 million and availability under our credit agreements was $74 million. Liquidity at the end of the year was $126.3 million. As of February 26, 2024, liquidity was approximately $212 million, inclusive of the $75.0 million delayed draw feature that is available to TETRA for the bromine project. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities and includes the delayed draw feature. Long-term debt was $158 million, while net debt was $105 million. TETRA’s net leverage ratio was 1.13X at the end of the fourth quarter of 2023.

As previously announced, in January 2024, the Company entered into a definitive agreement for a $265 million credit facility with a maturity of January 2030, consisting of a $190 million funded term loan and a $75 million delayed draw term loan (collectively the “New Term Credit Agreement”) that refinanced the Company’s $163 million Term Credit Agreement outstanding as of December 31, 2023 and provides capital to advance the Company’s Arkansas bromine processing project. Pricing on the New Term Credit Agreement is the secured overnight financing rate plus 575 basis points, which is 50 basis points lower than the prior term loan. The Company used the proceeds to repay in full the balance of the previous Term Credit Agreement, pay transaction expenses and add cash to TETRA’s balance sheet.

Fourth Quarter Non-Recurring Charges and Expenses

Fourth quarter 2023 non-recurring charges and expenses are reflected on Schedule E and include $2.7 million of engineering and other consulting expenses incurred toward advancing the Company’s efforts to quantify the costs and economics on the potential development of its Arkansas bromine and lithium resources, inclusive of a FEED study and net of reimbursements from Saltwerx. Additionally, $4.9 million of other unusual charges including foreign currency losses in Argentina, restructuring and impairment charges and an adjustment to long-term incentives were also incurred in the quarter. Non-recurring charges for the calculation of adjusted income for the fourth quarter on Schedule F also include a $1.0 million tax provision related to an unfavorable court ruling on a tax matter involving the years 2014 to 2016.

Total Year Results

Total year revenue of $626 million increased 13% from 2022 with international operations driving 65% of the revenue growth. Income from continuing operations improved by 2.4 times from income of $7.6 million in 2022 (inclusive of $11.4 million of unusual charges) to $25.5 million in 2023 (inclusive of $7.8 million of unusual charges). Adjusted EBITDA increased by $29 million on a revenue increase of $73 million. Adjusted EBITDA in 2023 was $107 million compared to $78 million in 2022, and Adjusted EBITDA margins increased 300 basis points to 17.1% from 14.1% in 2022. 2023 included unrealized gains on investments of $0.5 million while 2022 included unrealized gains on investments of $0.2 million. Excluding unrealized gains on investments in both periods, Adjusted EBITDA was up $28.4 million year-over-year or 36.4% growth and represents approximately 40% fall-through on the incremental revenue.

A summary of key financial metrics for the total year are as follows:

	Twelve Months Ended
	December 31, 2023	December 31, 2022	Change	% Change
	(In Millions)
Revenue	$626.3	$553.2	$73.1	13%

Operating income from continuing operations	$31.7	$11.2	$20.5	183%
% of revenue	5.1%	2.0%	3.1%

Adjusted EBITDA	$106.8	$78.1	$28.7	37%
Adjusted EBITDA margin	17.1%	14.1%	3.0%

Cash flow from operations	$70.2	$19.0	$51.2	269%
Adjusted free cash flow	$41.1	$(20.5)	$61.6

Net debt	$105.0	$142.9	$(37.9)	(27)%

Completion Fluids & Products total year revenue for 2023 of $313 million increased $39.7 million from 2022. Income before taxes was $78.3 million (25% of revenue) inclusive of $2.3 million of non-recurring charges (mainly expenditures for our Arkansas assets net of a favorable insurance settlement). Adjusted EBITDA was $89.1 million (28.5% of revenue).

Water & Flowback Services total year revenue for 2023 of $313 million increased $33.4 million from 2022. Income before taxes was $25.7 million (8.2% of revenue) inclusive of $2.4 million of unusual charges due to the Argentinian peso devaluation in December 2023. Adjusted EBITDA was $53.2 million (17.0% of revenue).

Total Year Non-Recurring Charges and Expenses
Total year non-recurring charges and expenses of $7.8 million ($3.0 million being non-cash charges) are reflected on Schedule E and include the following: (a) income of $2.7 million on a favorable cash settlement on an insurance claim for property damage from hurricane damage to TETRA’s facility in the Gulf of Mexico, (b) $2.4 million of unusual foreign exchange losses due to the sharp decline of the Argentinian peso in December 2023, (c)

$2.8 million of expenses for drilling and completing a test well and engineering and other consulting expenses incurred toward advancing the Company’s efforts to quantify the costs and economics on the potential development of its Arkansas bromine and lithium resources, inclusive of a FEED study and net of reimbursements from Saltwerx, (d) $1.8 million adjustment to long-term incentives, (e) $3.0 million non-cash impairment charges for lease agreements, and (f) $0.5 million of severance, restructuring and legal charges. Non-recurring charges for the calculation of adjusted income for the full year on Schedule F also include the $1.0 million tax provision related to an unfavorable court ruling.

Conference Call
TETRA will host a conference call to discuss these results tomorrow, February 28, 2024, at 10:30 a.m. Eastern Time. The phone number for the call is 1-800-836-8184. The conference call will also be available by live audio webcast. A replay of the conference call will be available at 1-888-660-6345 conference number 83017#, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact
For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@onetetra.com.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A: Consolidated Income Statement
Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Statement Regarding Use of Non-GAAP Financial Measures
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations
Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio
Schedule J: Non-GAAP Reconciliation to Return on Net Capital Employed

Company Overview
TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Lithium Ventures. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information.

Cautionary Statement Regarding Forward Looking Statements
This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; measured, indicated and inferred mineral resources of lithium and/or bromine, the potential extraction of lithium and bromine from our Evergreen Brine Unit and other leased acreage, including the acreage subject to Standard Lithium’s option, the economic viability thereof, the demand for such resources, the timing and costs of such activities, and the expected revenues and profits from such activities; the accuracy of our resources report and initial economic assessment regarding our lithium and bromine acreage; projections or forecasts concerning the Company's business activities, profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of measured, indicated and inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if they will ever be economically developed. With respect to the Company’s disclosures of measured, indicated and inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if they will ever be economically developed. Investors are cautioned that mineral resources do not have demonstrated economic value and further exploration may not result in the estimation of a mineral reserve. Further, there are a number of uncertainties related to processing lithium, which is an inherently difficult process. Therefore, you are cautioned not to assume that all or any part of our resources can be economically or legally commercialized. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to several risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures of the MOU with Saltwerx, it is uncertain about the ability of the parties to successfully negotiate one or more definitive agreements, the future relationship between the parties, and the ability to successfully and economically produce lithium and bromine from the brine unit. Investors are cautioned that any such statements are not guarantees of future performance or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(in thousands, except per share amounts)
Revenues	$153,126	$151,464	$147,448	$626,262	$553,213

Cost of product sales and services	112,070	104,962	107,037	438,172	400,229
Depreciation, amortization, and accretion	8,624	8,578	8,758	34,329	32,819
Impairments and other charges	2,189	—	542	2,966	2,804
Insurance recoveries	—	—	—	(2,850)	(3,750)
Total cost of revenues	122,883	113,540	116,337	472,617	432,102
Gross profit	30,243	37,924	31,111	153,645	121,111

Exploration and pre-development costs	5,283	3,775	3,135	12,119	6,635
General and administrative expense	23,336	23,838	23,846	96,590	91,942
Interest expense, net	5,677	5,636	4,900	22,349	15,833
Other (income) expense, net	(422)	(2,041)	393	(9,112)	(4,465)
Income (loss) before taxes and discontinued operations	(3,631)	6,716	(1,163)	31,699	11,166
Provision for income taxes	608	1,248	666	6,220	3,565
Income (loss) from continuing operations	(4,239)	5,468	(1,829)	25,479	7,601
Income (loss) from discontinued operations, net of taxes	346	(48)	(75)	278	195
Net income (loss)	(3,893)	5,420	(1,904)	25,757	7,796
Loss attributable to noncontrolling interest	2	—	—	27	43
Net income (loss) attributable to TETRA stockholders	$(3,891)	$5,420	$(1,904)	$25,784	$7,839
Basic net income (loss) per common share:
Income (loss) from continuing operations	$(0.03)	$0.04	$(0.01)	$0.20	$0.06
Net income (loss) attributable to TETRA stockholders	$(0.03)	$0.04	$(0.01)	$0.20	$0.06
Weighted average basic shares outstanding	130,079	129,777	128,082	129,568	128,082
Diluted net income (loss) per common share:
Income (loss) from continuing operations	$(0.03)	$0.04	$(0.01)	$0.20	$0.06
Net income (loss) attributable to TETRA stockholders	$(0.03)	$0.04	$(0.01)	$0.20	$0.06
Weighted average diluted shares outstanding	130,079	132,089	128,082	131,243	129,778

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	December 31, 2023	December 31, 2022
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$52,485	$13,592
Trade accounts receivable, net	111,798	129,631
Inventories	96,536	72,113
Prepaid expenses and other current assets	21,196	23,112
Total current assets	282,015	238,448
Plant, property, and equipment, net	107,716	101,580
Other intangibles, net	29,132	32,955
Operating lease right-of-use assets	31,915	33,818
Investments	17,354	14,286
Other assets	10,829	13,279
Total long-term assets	196,946	195,918
Total assets	$478,961	$434,366

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$52,290	$49,121
Compensation and employee benefits	26,918	30,958
Operating lease liabilities, current portion	9,101	7,795
Accrued taxes	10,350	9,913
Accrued liabilities and other	27,303	25,560
Current liabilities associated with discontinued operations	—	920
Total current liabilities	125,962	124,267
Long-term debt, net	157,505	156,455
Operating lease liabilities	27,538	28,108
Asset retirement obligations	14,199	13,671
Deferred income taxes	2,279	2,038
Other liabilities	4,144	3,430
Total long-term liabilities	205,665	203,702
TETRA stockholders' equity	148,591	107,625
Noncontrolling interests	(1,257)	(1,228)
Total equity	147,334	106,397
Total liabilities and equity	$478,961	$434,366

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022

	(in thousands)
Operating activities:
Net income (loss)	$(3,893)	$5,420	$(1,904)	$25,757	$7,796
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	8,624	8,578	8,758	34,329	32,819
Impairments and other charges	2,189	—	542	2,966	2,804
(Gain) loss on investments	(696)	560	(339)	(539)	(180)
Provision (benefit) for deferred taxes	71	(780)	603	(734)	537
Equity-based compensation expense	6,423	1,431	3,519	10,622	6,880
Provision for (recovery of) doubtful accounts	95	(530)	11	285	42
Amortization and expense of financing costs	726	926	998	3,433	3,376
Insurance recoveries associated with damaged equipment	—	—	—	(2,850)	(3,750)
Gain on sale of assets	(130)	(151)	(190)	(562)	(1,170)
Other non-cash charges and credits	(315)	(204)	(123)	(1,231)	(482)
Changes in operating assets and liabilities:
Accounts receivable	12,565	8,114	(23,187)	20,165	(39,848)
Inventories	(3,215)	(11,441)	1,236	(23,205)	(4,471)
Prepaid expenses and other current assets	863	(929)	(764)	2,176	(4,546)
Trade accounts payable and accrued expenses	(3,021)	2,450	5,636	(128)	22,705
Other	(1,411)	530	(1,787)	(278)	(3,555)
Net cash provided by (used in) operating activities	18,875	13,974	(6,991)	70,206	18,957
Investing activities:
Purchases of property, plant, and equipment	(7,912)	(6,966)	(7,378)	(38,152)	(40,056)
Acquisition of businesses, net of cash acquired	—	—	(917)	—	(917)
Purchase of investments	—	(100)	—	(350)	—
Proceeds from sale of investment	3,900	—	—	3,900	—
Proceeds from sale of property, plant, and equipment	6,003	161	217	6,661	1,706
Proceeds from insurance recoveries associated with damaged equipment	—	—	—	2,850	3,750
Other investing activities	(100)	(9)	(146)	(1,936)	(987)
Net cash provided by (used in) investing activities	1,891	(6,914)	(8,224)	(27,027)	(36,504)
Financing activities:
Proceeds from credit agreement and long-term debt	145	215	12,130	97,529	13,825
Principal payments on credit agreement and long-term debt	(2,056)	(204)	(9,191)	(100,497)	(12,483)
Payments on finance lease obligations	(858)	(148)	(128)	(1,695)	(1,302)
Net cash provided by (used in) financing activities	(2,769)	(137)	2,811	(4,663)	40
Effect of exchange rate changes on cash	662	(772)	749	377	(452)
Increase (decrease) in cash and cash equivalents and restricted cash	18,659	6,151	(11,655)	38,893	(17,959)

Cash and cash equivalents at beginning of period	33,826	27,675	25,247	13,592	31,551
Cash and cash equivalents at end of period	$52,485	$33,826	$13,592	$52,485	$13,592

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted net income per share; consolidated and segment Adjusted EBITDA; segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted net income, adjusted free cash flow; net debt, net leverage ratio, and return on capital employed. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges and credits from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted net income is defined as the Company’s income before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA is defined as net income (loss) before taxes and discontinued operations, excluding impairments, exploration and pre-development costs, income from collaborative arrangement, certain special, non-recurring or other charges (or credits), interest, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Exploration and pre-development costs represent expenditures incurred to evaluate potential future development of TETRA’s lithium and bromine properties in Arkansas. Such costs include exploratory drilling and associated engineering studies. Income from collaborative arrangement represents the portion of exploration and pre-development costs that are reimbursable by our strategic partner. Exploration and pre-development costs and the associated income from collaborative arrangement are excluded from Adjusted EBITDA because they do not relate to the Company’s current business operations. Adjustments to long-term incentives represent cumulative adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow is defined as cash from operations less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees and discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

Return on capital employed is defined as Adjusted EBIT divided by average net capital employed. Adjusted EBIT is defined as net income (loss) before taxes and discontinued operations, interest, and certain non-cash charges, and non-recurring adjustments. Net capital employed is defined as assets, excluding assets associated with discontinued operations, plus impaired assets, less cash and cash equivalents and restricted cash, and less current liabilities, excluding current liabilities associated with discontinued operations. Average net capital employed is calculated as the average of the beginning and ending net capital employed for the respective periods. Return on capital employed is used by management as a supplemental financial measure to assess the financial performance of the Company relative to assets, without regard to financing methods or capital structure.

Schedule E: Non-GAAP Reconciliation of Adjusted Net Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(in thousands, except per share amounts)

Income (loss) before taxes and discontinued operations	$(3,631)	$6,716	$(1,163)	$31,699	$11,166
Provision (benefit) for income taxes	608	1,248	666	6,220	3,565
Noncontrolling interest attributed to continuing operations	2	—	—	27	43
Income (loss) from continuing operations	(4,241)	5,468	(1,829)	25,452	7,558
Exploration, pre-development costs and collaborative arrangements	2,684	1,842	3,135	2,838	6,635
Insurance (recoveries) expenditures	3	174	—	(2,678)	(3,750)
Adjustment to long-term incentives	281	500	131	1,526	4,277
Transaction, restructuring, and other expenses	255	108	576	502	1,214
Impairments and other charges	2,189	—	542	2,966	2,804
Former CEO stock appreciation right expense	(789)	1,074	(57)	237	233
Unusual foreign exchange loss	2,444	—	—	2,444	—
Unusual tax provision	951	—	—	951	—
Adjusted income from continuing operations	$3,777	$9,166	$2,498	$34,238	$18,971

Diluted per share information
Income (loss) from continuing operations	$(0.03)	$0.04	$(0.01)	$0.20	$0.06
Adjusted income from continuing operations	$0.03	$0.07	$0.02	$0.26	$0.15
Diluted weighted average shares outstanding	130,079	132,089	128,082	131,243	129,778

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended December 31, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$72,556	$80,570	$—	$—	$153,126
Net income (loss) before taxes and discontinued operations	10,984	2,855	(11,929)	(5,541)	(3,631)
Insurance (recoveries) expenditures	3	—	—	—	3
Impairments and other charges	2,189	—	—	—	2,189
Exploration, pre-development costs and collaborative arrangements	2,684	—	—	—	2,684
Adjustment to long-term incentives	—	—	281	—	281
Former CEO stock appreciation right expense	—	—	(789)	—	(789)
Transaction, restructuring and other expenses	—	—	255	—	255
Unusual foreign exchange loss	—	2,444	—	—	2,444
Interest (income) expense, net	(47)	(38)	—	5,762	5,677
Depreciation, amortization, and accretion	2,508	6,019	—	96	8,623
Equity-based compensation expense	—	—	6,406	—	6,406
Adjusted EBITDA	$18,321	$11,280	$(5,776)	$317	$24,142

Adjusted EBITDA as a % of revenue	25.3%	14.0%			15.8%

	Three Months Ended September 30, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$73,210	$78,254	$—	$—	$151,464
Net income (loss) before taxes and discontinued operations	16,932	8,475	(13,552)	(5,139)	6,716
Insurance (recoveries) expenditures	174	—	—	—	174
Exploration, pre-development costs and collaborative arrangements	1,842	—	—	—	1,842
Adjustment to long-term incentives	—	—	500	—	500
Former CEO stock appreciation right expense	—	—	1,074	—	1,074
Transaction, restructuring and other expenses	—	—	108	—	108
Interest (income) expense, net	(309)	190	—	5,755	5,636
Depreciation, amortization, and accretion	2,301	6,176	—	101	8,578
Equity-based compensation expense	—	—	1,431	—	1,431
Adjusted EBITDA	$20,940	$14,841	$(10,439)	$717	$26,059

Adjusted EBITDA as a % of revenue	28.6%	19.0%			17.2%

	Three Months Ended December 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$66,219	$81,229	$—	$—	$147,448
Net income (loss) before taxes and discontinued operations	10,456	4,924	(11,221)	(5,322)	(1,163)
Impairments and other charges	342	200	—	—	542
Exploration, pre-development costs and collaborative arrangements	3,135	—	—	—	3,135
Adjustment to long-term incentives	—	—	131	—	131
Former CEO stock appreciation right expense	—	—	(57)	—	(57)
Transaction, restructuring and other expenses	576	—	—	—	576
Interest (income) expense, net	(304)	140	—	5,064	4,900
Depreciation, amortization, and accretion	1,787	6,808	—	163	8,758
Equity-based compensation expense	—	—	3,519	—	3,519
Adjusted EBITDA	$15,992	$12,072	$(7,628)	$(95)	$20,341

Adjusted EBITDA as a % of revenue	24.2%	14.9%			13.8%

	Year Ended December 31, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenue	$313,030	$313,232	$—	$—	$626,262
Net income (loss) before taxes and discontinued operations	78,314	25,724	(49,135)	(23,204)	31,699
Insurance recoveries	(2,678)	—	—	—	(2,678)
Impairments and other charges	2,189	—	777	—	2,966
Exploration, pre-development costs and collaborative arrangements	2,838	—	—	—	2,838
Adjustment to long-term incentives	—	—	1,526	—	1,526
Former CEO stock appreciation right expense	—	—	237	—	237
Transaction, restructuring and other expenses	—	—	502	—	502
Unusual foreign exchange (gain) loss	—	2,444	—	—	2,444
Interest (income) expense, net	(647)	205	—	22,791	22,349
Depreciation, amortization, and accretion	9,053	24,876	—	400	34,329
Equity-based compensation expense	—	—	10,622	—	10,622
Adjusted EBITDA	$89,069	$53,249	$(35,471)	$(13)	$106,834

Adjusted EBITDA as % of revenue	28.5%	17.0%			17.1%

	Year Ended December 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenue	$273,373	$279,840	$—	$—	$553,213
Net income (loss) before taxes and discontinued operations	57,366	15,732	(45,077)	(16,855)	$11,166
Insurance recoveries	(3,750)	—	—	—	(3,750)
Impairments and other charges	562	2,242	—	—	2,804
Exploration, pre-development costs	6,635	—	—	—	6,635
Adjustments to long-term incentives	—	—	4,277	—	4,277
Former CEO stock appreciation right expense	—	—	233	—	233
Transaction, restructuring and other expenses	576	638	—	—	1,214
Interest (income) expense, net	(1,346)	138	—	17,041	15,833
Depreciation, amortization, and accretion	7,455	24,683	—	681	32,819
Equity-based compensation expense	—	—	6,880	—	6,880
Adjusted EBITDA	$67,498	$43,433	$(33,687)	$867	$78,111
	6749800000.0%	4343300000.0%	$(33,687)	$867
Adjusted EBITDA as % of revenue	24.7%	15.5%			14.1%

Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	December 31, 2023	December 31, 2022
	(in thousands)
Unrestricted Cash	$52,485	$13,592

Swedish Credit Facility	—	3
Asset-Based Credit Agreement	—	1,885
Term Credit Agreement	157,505	154,570
Net debt	$105,020	$142,866

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(in thousands)
Cash from operating activities	$18,875	$13,974	$(6,991)	$70,206	$18,957
Capital expenditures, net of proceeds from asset sales	(1,909)	(6,805)	(7,161)	(31,491)	(38,350)
Payments on financing lease obligations	(845)	(148)	(128)	(1,682)	(1,302)
Plus: Distributions from CSI Compressco LP(1)	52	52	52	209	209
Cash received from sale of investments	3,900	—	—	3,900	—
Adjusted free cash flow from continuing operations	$20,073	$7,073	$(14,228)	$41,142	$(20,486)
(1) Following the GP Sale on January 29, 2021, TETRA retained an interest in CSI Compressco representing approximately 3.7% of the outstanding common units as of December 31, 2023.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2023
	(in thousands)
Net income (loss) before taxes and discontinued operations	$(3,631)	$6,716	$21,080	$7,534	$31,699
Insurance (recoveries) expenditures	3	174	(5)	(2,850)	(2,678)
Impairments and other charges	2,189	—	777	—	2,966
Exploration, pre-development costs and collaborative arrangements	2,684	1,842	(2,408)	720	2,838
Adjustment to long-term incentives	281	501	391	353	1,526
Former CEO stock appreciation right expense	(789)	1,073	260	(307)	237
Transaction, restructuring and other expenses	255	108	57	82	502
Unusual foreign exchange loss	2,444	—	—	—	2,444
Interest (income) expense, net	5,677	5,636	5,944	5,092	22,349
Depreciation, amortization, and accretion	8,623	8,578	8,458	8,670	34,329
Equity-based compensation expense	6,406	1,431	1,492	1,293	10,622
Non-cash (gain) loss on investments	(696)	560	(907)	504	(539)
(Gain) loss on sale of assets	(129)	(151)	(112)	(170)	(562)
Other debt covenant adjustments	333	(393)	883	107	930
Debt covenant adjusted EBITDA	$23,650	$26,075	$35,910	$21,028	$106,663

					December 31, 2023
					(in thousands, except ratio)
Term credit agreement					$163,072
Capital lease obligations					2,656
Other obligations					2,560
ABL letters of credit and guarantees					5,005
Total debt and commitments					173,293
Unrestricted cash					52,485
Net debt and commitments					$120,808
Net leverage ratio					1.13

Schedule J: Non-GAAP Reconciliation to Return on Net Capital Employed (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2023
	(in thousands)
Net income (loss) before taxes and discontinued operations	$(3,631)	$6,716	$21,080	$7,534	$31,699
Insurance (recoveries) expenditures	3	174	(5)	(2,850)	(2,678)
Impairments and other charges	2,189	—	777	—	2,966
Exploration, pre-development costs and collaborative arrangements	2,684	1,842	(2,408)	720	2,838
Adjustment to long-term incentives	281	500	322	353	1,456
Former CEO stock appreciation right expense (credit)	(789)	1,074	329	(307)	307
Transaction and other expenses	255	108	57	82	502
Unusual foreign exchange loss	2,444	—	—	—	2,444
Interest expense, net	5,677	5,636	5,944	5,092	22,349
Adjusted EBIT	$9,113	$16,050	$26,096	$10,624	$61,883

				December 31, 2023	December 31, 2022
				(in thousands, except ratio)
Consolidated total assets				$478,961	$434,366
Plus: assets impaired in last twelve months				2,966	2,804
Less: cash, cash equivalents and restricted cash				52,485	13,592
Adjusted assets employed				$429,442	$423,578

Consolidated current liabilities				$125,962	$124,267
Less: current liabilities associated with discontinued operations				—	920
Adjusted current liabilities				$125,962	$123,347

Net capital employed				$303,480	$300,231
Average net capital employed				$301,856
Return on net capital employed for the twelve months ended December 31, 2023				20.5%